As filed with the Securities and Exchange Commission on February 17, 2006

Registration No. 333-74812

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFICARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4591529

(I.R.S. Employer Identification No.)

5995 Plaza Drive, Cypress

California 90630-5028

(714) 952-1121

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

David J. Lubben, Esq.

Assistant Secretary

PacifiCare Health Systems, LLC

c/o UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jonathan B. Abram, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (Registration No. 333-74812) of PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), filed on December 10, 2001, and as amended on December 17, 2001, pertaining to 6,872,792 shares of common stock, including the related rights to purchase Series A junior participating preferred stock, pursuant to a selling stockholders’ resale shelf.

On December 20, 2005, the Company merged (the “Merger”) with and into Point Acquisition LLC (“Point”), a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group Incorporated (“UnitedHealth Group”), a Minnesota corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 6, 2005, by and among UnitedHealth Group, Point and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive 1.1 shares of UnitedHealth Group common stock, par value $0.01 per share, and $21.50 in cash (collectively, the “Merger Consideration”). Immediately following the consummation of the Merger, Point was renamed PacifiCare Health Systems, LLC and now conducts the business of the Company. As a result of the Merger, the Company became a wholly owned subsidiary of UnitedHealth Group and there is no longer any common stock of the Company outstanding.

As a result of the Merger, the Company will be deregistering all of the Company’s securities and therefore hereby removes from registration all securities of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 17, 2006.

PACIFICARE HEALTH SYSTEMS, LLC
(as successor by merger to PacifiCare Health Systems, Inc.)

By:	/s/ David J. Lubben
David J. Lubben
Assistant Secretary